EXHIBIT 10(i)(f)

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                                AGREEMENT

     Agreement dated as of July 1, 1995 between IDB Development Corporation Ltd., having offices at "The Tower", 3 Daniel Frisch Street, Tel-Aviv (hereinafter "IDB Development"), and PEC Finance Company Ltd., having offices at "The Tower", 3 Daniel Frisch Street, Tel-Aviv (hereinafter the "Company").

     WHEREAS, IDB Development engages, inter alia, in providing administrative and other services to its subsidiary and affiliated companies (held directly or indirectly) through its officers and team of employees;

     WHEREAS, the Company is an indirect subsidiary of IDB Development; and

     WHEREAS, IDB Development and the Company are parties to an Agreement dated December 31, 1991 (the "Existing Agreement") pursuant to which IDB Development, through the officers and team of employees of IDB Development, or through other persons, provides the Company with administrative and other services, and the parties hereto desire to amend and restate the Existing Agreement in its entirety effective as of July 1, 1995;

     NOW, THEREFORE, the parties agree as follows:

     1.   (a)  The recitals to this Agreement form an integral part hereof.

          (b) The Existing Agreement is hereby amended and restated in its entirety by the terms of this Agreement effective as of July 1, 1995.

     2. (a) IDB Development shall provide such administrative services to the Company as the Company shall require from time to time, including, without limitation, legal services to the Company (including with respect to compliance with the Company's legal reporting requirements), advice with respect to the affairs of the Company's secretariat, maintenance of the register of shareholders, advice on taxation and accounting and financial and economic advice, and for this purpose the Company shall be assisted by the officers and employees of IDB Development and whomsoever IDB Development considers appropriate.

          (b) The administrative services set forth in Section 2(a) of this Agreement shall be provided to the Company at such place and time as shall be convenient to the Company, whether at the Company's offices or elsewhere, and as shall be coordinated by the parties from time to time.

     3.   In consideration of the administrative services set forth in
Section 2(a) of this Agreement, the Company shall pay

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IDB Development an amount in New Israel Shekels equivalent to U.S. $130,000 per calendar year, payable in two half yearly installments of $65,000 each in January and July of each year. The amount of New Israel Shekels shall be calculated at the representative rate of exchange on the date of payment, the first payment to be made in January 1996 in respect of the calendar year commencing January 1, 1996.

     4. This Agreement shall take effect from July 1, 1995 for a term of 18 months and shall be renewed automatically thereafter for additional periods of one year each, unless one party gives notice to the other not later than 60 days prior to the end of the then current term of its desire that the Agreement not be renewed.

     5. The Company shall pay any value added tax that is payable on any installment paid by the Company to IDB Development pursuant to this Agreement.

     6. Each party hereto shall pay one-half of any stamp duty on this Agreement.

     IN WITNESS WHEREOF, the parties hereto have signed this Agreement in Tel-Aviv as of the date first above written.


IDB Development Corporation Ltd.   PEC Finance Company Ltd.



By:/s/ L. RECANATI                 By:/s/ R. COHEN
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By:/s/ A. CAPLAN                   By:/s/ D. LEV
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